Exhibit 99.1 NEWS RELEASE Dayton, OH April 29, 2003

MTC Technologies, Inc.

4032 Linden Ave

Dayton, OH 45432

www.mtctechnologies.com

FOR IMMEDIATE RELEASE

TUESDAY, APRIL 29, 2003

MTC TECHNOLOGIES, INC. REPORTS 51% INCREASE IN FIRST QUARTER REVENUE AND HIGHEST FIRST QUARTER

OPERATING INCOME

Record 1st Quarter Revenue Reflects 41.3% Organic Growth

DAYTON, OH, April 29 – MTC Technologies, Inc. (Nasdaq: MTCT), a provider of engineering, technical and management services to the federal government, today reported record 1st quarter results for the quarter ended March 31, 2003.

Financial Highlights:

•	1st quarter revenues increased 51.4% to $36.1 million
•	1st quarter operating income increased to $3.8 million, a pro forma increase of $1.8 million or 93.0% (excluding the non-cash, stock compensation expense recognized in March, 2002, of $5.2 million) and a reported increase of $7.1 million
•	EBITDA at 11.2% of revenue for the 1st quarter of 2003, as compared to 8.8% for the 1st quarter of 2002 (excluding the non-cash, stock compensation expense recognized in March, 2002, of $5.2 million)
•	Diluted earnings per share at $0.18 for the 1st quarter of 2003 compared to pro forma diluted earnings per share of $0.08 and reported diluted loss per share of $(0.34) for the 1st quarter of 2002
•	Funded backlog at $151 million at March 31, 2003 versus $91 million at March 31, 2002

A table reconciling non-GAAP financial measures, such as EBITDA, pro forma operating income, and pro forma diluted earnings per shares, to the applicable GAAP measures is included below.

Strong 1st Quarter Results:

Raj Soin, Founder and Chairman of the Board commented on the record 1st quarter results by noting, “The MTCT team continued to do a fantastic job this quarter of continuing our traditional pattern of organically growing our business. Our organic growth rate of 41.3% was a record for 1st quarter organic growth and generated record revenue and earnings for the quarter.”

Revenues of $36.1 million for the quarter ended March 31, 2003, reflected a 51.4% increase over the $23.9 million recorded in the same period of 2002. Organic growth of 41.3% amounted to $9.9 million of the $12.3 million increase in revenues, and the remaining $2.4 million of revenue growth, or 10.1%, came from the company’s wholly owned subsidiary, AMCOMP Corporation, which was acquired in the fourth quarter of 2002. Gross profit as a percentage of revenue increased to 17.6% from 17.1% in the same period of 2002. This gross margin improvement is primarily the result of revenue growth and proportionally lower indirect costs. Operating income for the quarter increased 93.0% to $3.8 million, compared to $2.0 million recorded in the quarter ended March 31, 2002 (excluding the non-cash, stock compensation expense recognized in March, 2002, of $5.2 million). The increase primarily reflects the increased gross margin, partially offset by higher general and administrative expenses (excluding the stock compensation expense mentioned above) and intangible asset amortization.

Net income for the quarter ended March 31, 2003 was approximately $2.4 million, a 116.7% increase over first quarter 2002 pro forma net income of approximately $1.1 million and a 169.2% increase over first quarter 2002 reported net loss of approximately $3.4 million. Fully diluted earnings per share for the first quarter of 2003 were $0.18 compared to pro forma fully diluted income per share of $0.08 and reported diluted loss per share of $(0.34) for the first quarter of 2002.

The comparability of operating income, income from continuing operations before income taxes, income tax expense, net income, earnings per share and EBITDA amounts for the first quarters of 2003 and 2002 was affected by the following significant items:

•	the $5.2 million non-cash stock compensation expense recognized during the quarter ended March, 31, 2002;
•	income tax expense being recognized in the first quarter of 2003 and not in 2002 (by virtue of the company being an S-corporation until June 28, 2002); and
•	the increase in the basic and diluted shares outstanding resulting from MTCT’s initial public offering, which closed at the beginning of the third quarter of 2002.

In order to depict operating income, income from continuing operations before income tax, income tax expense, net income, diluted earnings per share, and EBITDA amounts on a more directly comparable basis, the following table shows these items as reported and on a pro forma basis, adjusting for the non-cash stock compensation expense and assuming a 40% effective tax rate and the same weighted average diluted shares outstanding during the three month period ended March 31, 2003:

	Three months ended March 31, 2003 As reported	Three months ended March 31, 2002 As reported	Pro forma Adjustments	Three months ended March 31, 2002 Pro forma
	(in thousands except per share amounts)
Operating income (loss) before amortization and depreciation (EBITDA)	$4,039	$(3,105)	$5,215	$2,110
Depreciation and amortization	219	131	—	131
Operating income (loss)	3,820	(3,236)	5,215	1,979
Income (loss) from continuing operations before income taxes	3,895	(3,404)	5,215	1,811
Income tax expense	1,540	—	724	724
Net income (loss)	$2,355	$(3,404)	$4,491	$1,087
Weighted average diluted shares outstanding	13,096	9,887	3,209	13,096
Diluted earnings (loss) per share	$0.18	$(0.34)		$0.08

President and CEO Mike Solley noted, “We had another strong quarter primarily featuring organic growth. Our successful efforts to win new awards in our key business areas was most recently demonstrated by the award of a task order with a potential value of $5.6 million to produce and install an Altitude Hold and Hover Stabilization system on MH-53M helicopters for the U.S. Air Force Special Operations Command.”

Company Guidance:

Executive Vice President & CFO, David Gutridge stated: “Our first quarter was right in line with our expectations, and our guidance for the full year remains unchanged. The mid-point of our second quarter guidance reflects a strong 55% revenue growth over the 2002 second quarter”. The table below summarizes the guidance ranges for the second quarter of 2003 and year-end 2003.

	All amounts except earnings per share in (000’s)

	Revenue	Net Income	Earnings per share	Est. Avg. Share
2nd Quarter 2003	$41,000—$43,000	$2,670—$2,896	$0.21—$0.22 Basic	12,920
			$0.20—$0.22 Diluted	13,100
Full Year 2003	$166,000—$171,000	$11,400—$11,900	$0.88—$0.92 Basic	13,000
			$0.86—$0.90 Diluted	13,200

1st Quarter Conference Call:

The company will conduct a conference call today at 11:00 a.m. ET to discuss its first quarter 2003 results, and the outlook for 2003. To obtain the dial-in number, please call our Investor Relations contact at 312-640-6779. To access the webcast of today’s call, please go to www.mtctechnologies.com. Internet participants should go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will remain available at the site for 15 days.

MTCT, through its wholly-owned subsidiaries, provides engineering, technical and management services to the federal government and employs approximately 1,100 people in 20 locations. MTCT’s principal subsidiary, Modern Technologies Corp., was founded in 1984 and, together with MTCT, is headquartered in Dayton, OH. MTCT is a Nasdaq listed company.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not present or historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. These risks and uncertainties include: risks related to the growth of our FAST program, including strains on resources and decreases in operating margins; federal government audits and cost adjustments; differences between authorized amounts and amounts received by us under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; our ability to attract and retain qualified personnel; our ability to retain contracts during re-bidding processes; pricing pressures; undertaking acquisitions that might increase our costs or liabilities or be disruptive; integration of acquisitions; and changes in general economic and business conditions. For more information concerning these risks and uncertainties, see the Securities and Exchange Commission filings for MTCT.

Selected detailed financial information follows. For further information on MTCT, visit the website at www.mtctechnologies.com.

Selected Balance Sheet Data:

(in thousands):

	March 31, 2003	December 31, 2002
Current assets	$60,130	$58,605
Current liabilities	20,748	21,710
Working capital	39,382	36,895
Accounts receivable	32,064	30,638
Total bank debt	—	—
Stockholders’ equity	52,145	49,778
Total assets	72,893	71,488

•	Current assets at December 31, 2002 include a cash and cash equivalents balance of approximately $19.9 million primarily consisting of the balance of proceeds from the Company’s initial public offering.
•	Days Sales Outstanding (DSOs) in accounts receivable at March 31, 2003, and December 31, 2002 were as follows:

	As of March 31, 2003	As of December 31, 2002
Accounts receivable	84 days	73 days
Cost and estimated earnings in excess of billings on uncompleted contracts	8 days	6 days
Billings in excess of costs and estimated earnings on uncompleted contracts	( 1 day)	—

Total Days Sales Outstanding	91 days	79 days

The increase in DSOs was primarily attributable to a delay in February, 2003 billings caused by training associated with the integration of AMCOMP Corporation’s accounting and administrative functions. The issues have been resolved and substantially all the delayed billings were collected in early April, 2003.

MTC Technologies, Inc.

Condensed Consolidated Statements of Operations

(Dollars in Thousands Except Share and Per Share Data)

	Three months ended March 31,
	2003	2002
Revenue	$36,109	$23,857
Gross profit	6,343	4,075
General and administrative expenses, excluding stock compensation expense	2,404	2,096
Stock compensation expense	—	5,215
Intangible asset amortization	119	—
Operating income (loss)	3,820	(3,236)
Net interest income (expense)	75	(168)
Income (loss) from continuing operations before income tax expense	3,895	(3,404)
Income tax expense	1,540	—
Net income (loss)	$2,355	$(3,404)
Basic and diluted earnings (loss) per share	$0.18	$(0.34)
Weighted average common shares outstanding:
Basic	12,914,781	9,887,482
Diluted	13,095,552	9,887,482

FOR FURTHER INFORMATION CONTACT:

AT THE COMPANY:	AT FRB | WEBER SHANDWICK:
David Gutridge	Analyst Inquiries:
EVP & Chief Financial Officer	Lisa Fortuna
937/252-9199	312/640-6779
dgutridge@modtechcorp.com	lfortuna@webershandwick.com